Exhibit 10.3

AMENDMENT NO. 3

TO

FIRST POTOMAC REALTY TRUST

2003 EQUITY COMPENSATION PLAN

WHEREAS, the First Potomac Realty Trust 2003 Equity Compensation Plan (the “2003 Plan”) was approved by shareholders on September 25, 2003;

WHEREAS, Amendment No. 1 to the 2003 Plan was approved by shareholders on May 20, 2005;

WHEREAS, Amendment No. 2 to the 2003 Plan was approved by shareholders on May 22, 2007;

WHEREAS, the Board does not intend, without the approval of shareholders, to buy out, for a payment in cash, share options or share appreciation rights granted under the 2003 Plan when the exercise price of such stock option or base amount of such share appreciation right is equal to or greater than the then-current fair market value of such stock option or share appreciation right;

WHEREAS, the Board wishes to amend the 2003 Plan in order to clarify that such buyouts are prohibited under the 2003 Plan; and

WHEREAS, the Board has the authority to amend the 2003 Plan pursuant to Section 17(a) of the 2003 Plan.

NOW, THEREFORE, the 2003 Plan is amended as follows:

1. Section 17(d) of the 2003 Plan, as amended, is hereby amended by the addition of the following sentence at the end thereof:

“In addition, the Trust shall not buy out, for a payment in cash, an Option or SAR granted under the Plan when the Exercise Price of such Option or the base amount of such SAR is equal to or greater than the then-current Fair Market Value, without the approval of shareholders.”

2. Except to the extent hereby amended and amended by Amendment No. 1 and Amendment No. 2, the 2003 Plan remains unchanged and shall continue in full force and effect.

3. The effective date of this Amendment is July 23, 2013.